Exhibit (a)(3)
OFFER TO PURCHASE FOR CASH
the Foreign Invested Shares, par value RMB1.00 per Share (“Jilin H Shares”)
represented by American Depositary Shares
of
JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
at
HK$280.00 in Cash per the 100 Jilin H Shares
represented by each American Depositary Share
Pursuant to the Composite Offer and Response Document
dated November 16, 2005 (the “Composite Document”)
of
PETROCHINA COMPANY LIMITED
     UNLESS THE OFFER (THE “H SHARE OFFER”) HAS PREVIOUSLY BECOME OR BEEN DECLARED UNCONDITIONAL, REVISED OR EXTENDED, THE INITIAL OFFER PERIOD (AS DEFINED IN THE COMPOSITE DOCUMENT) WILL EXPIRE AT 4:00 P.M. (HONG KONG TIME) ON FRIDAY, JANUARY 6, 2006 (THE “FIRST CLOSING DATE”). BECAUSE OF THE TIME DIFFERENCE BETWEEN HONG KONG AND NEW YORK CITY, UNLESS THE H SHARE OFFER HAS PREVIOUSLY BECOME OR BEEN DECLARED UNCONDITIONAL, REVISED OR EXTENDED, ACCEPTANCES OF THE H SHARE OFFER BY HOLDERS OF AMERICAN DEPOSITARY SHARES OF JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED (“JILIN”), EACH REPRESENTING 100 JILIN H SHARES (“JILIN ADSs”), MUST BE RECEIVED BY THE US TENDER AGENT BY NOT LATER THAN 5:00 P.M. (NEW YORK CITY TIME) ON THURSDAY, JANUARY 5, 2006 (THE “ADS ACCEPTANCE DEADLINE”).
     HOLDERS OF JILIN ADSs MAY WITHDRAW AN ACCEPTANCE OF THE H SHARE OFFER AT ANY TIME ON OR PRIOR TO THE FIRST CLOSING DATE OR, IF THE H SHARE OFFER HAS BEEN EXTENDED, AT ANY TIME PRIOR TO THE EXPIRATION OF SUCH EXTENDED PERIOD. THE EARLIEST DATE ON WHICH THE H SHARE OFFER COULD BECOME OR BE DECLARED UNCONDITIONAL IS THE DATE OF THE H SHARE CLASS MEETING (AS DEFINED IN THE COMPOSITE DOCUMENT), WHICH IS SCHEDULED FOR SATURDAY, DECEMBER 31, 2005. IF THE H SHARE OFFER BECOMES OR IS DECLARED UNCONDITIONAL AFTER THE H SHARE CLASS MEETING BUT BEFORE THE FIRST CLOSING DATE OR, IF THE H SHARE OFFER HAS BEEN EXTENDED, BEFORE THE EXPIRATION OF SUCH EXTENDED PERIOD, THEN, SUBJECT TO THE RECEIPT OF ANY NECESSARY RELIEF FROM THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), THE RIGHT OF JILIN ADS HOLDERS TO WITHDRAW ACCEPTANCES OF THE H SHARE OFFER WILL TERMINATE FROM AND AFTER THE TIME THE H SHARE OFFER BECOMES OR IS DECLARED UNCONDITIONAL. PETROCHINA INTENDS TO SEEK ANY NECESSARY RELIEF FROM THE SEC TO PERMIT TERMINATION OF THE WITHDRAWAL RIGHTS OF JILIN ADS HOLDERS FROM AND AFTER THE TIME THE H SHARE OFFER BECOMES OR IS DECLARED UNCONDITIONAL.
     AT THE CONCLUSION OF THE INITIAL OFFER PERIOD (INCLUDING ANY EXTENSION THEREOF), IF ALL CONDITIONS OF THE H SHARE OFFER HAVE BEEN SATISFIED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF 28 CALENDAR DAYS (THE “SUBSEQUENT OFFER PERIOD”). HOLDERS OF JILIN ADSs WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE H SHARE OFFER DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.
November 16, 2005
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      We have been appointed by PetroChina Company Limited, a corporation organized under the laws of the People’s Republic of China (“Purchaser”), to act as U.S. Information Agent in connection with Purchaser’s offer to purchase the listed foreign invested shares, par value RMB1.00 per share (the “Jilin H Shares”) represented by the above-described American Depositary Shares (“Jilin ADSs”) of Jilin Chemical Industrial Company Limited, a corporation organized under the laws of the People’s Republic of China (the “Company”), evidenced by American Depositary Receipts (“Jilin ADRs”), for HK$280.00 per the 100 Jilin H Shares represented by each Jilin ADS, to the seller in cash, upon the terms and subject to the conditions set forth in the Composite Offer and Response Document Relating to the H Share Offer,

dated November 16, 2005 (the “Composite Document”) and a related Letter of Transmittal, dated November 16, 2005 (the “Letter of Transmittal” which, together with the Composite Document and any amendments or supplements hereto or thereto, collectively constitute the “H Share Offer”) enclosed herewith. In this letter, the expression “Jilin ADS(s)” shall, except where the context otherwise requires, be deemed to include, without limitation, the Jilin H Shares represented thereby. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Jilin ADSs registered in your name or in the name of your nominee.
      The H Share Offer is subject to the following conditions:

(i) the passing of a resolution approving the voluntary withdrawal of the listing of Jilin H Shares and the Jilin ADSs from the Hong Kong Stock Exchange and the New York Stock Exchange, respectively, at a special class meeting of the holders of the Jilin H Shares to be convened for this purpose by the holders of Jilin H Shares, other than the Purchaser and persons acting in concert with the Purchaser, subject to:

(a) approval by at least 75% of the votes attaching to the Jilin H Shares held by persons other than the Purchaser and persons acting in concert with the Purchaser (“Disinterested Shares”) that are cast either in person or by proxy; and

(b) the number of votes cast against the resolution being not more than 10% of the votes attaching to all Disinterested Shares; and

(ii) minimum valid acceptances of the H Share Offer being received (and not, where permitted, withdrawn) by 4:00 p.m. on January 6, 2006 (or such later time(s) and/or date(s) as Purchaser may, subject to the rules of the Takeovers Code and the Exchange Act, decide), in respect of not less than 66 2/3% in nominal value of the Jilin H Shares, including the Jilin H Shares represented by the Jilin ADSs, carrying voting rights then exercisable at a general meeting of the Jilin H Shareholders.
      For your information and for forwarding to your clients for whom you hold Jilin ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Composite Offer and Response Document, dated November 16, 2005;

2. Letter of Transmittal for your use in accepting the H Share Offer and tendering Jilin ADSs and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Jilin ADSs);

3. A letter which may be sent to your clients for whose accounts you hold Jilin ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the H Share Offer;

4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5. A return envelope addressed to The Bank of New York (the “US Tender Agent”).
      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. UNLESS THE H SHARE OFFER HAS PREVIOUSLY BECOME OR BEEN DECLARED UNCONDITIONAL, REVISED OR EXTENDED, THE INITIAL OFFER PERIOD WILL EXPIRE AT 4:00 P.M. (HONG KONG TIME) ON FRIDAY, JANUARY 6, 2006 (THE “INITIAL OFFER PERIOD”). BECAUSE OF THE TIME DIFFERENCE BETWEEN HONG KONG AND NEW YORK CITY, UNLESS THE H SHARE OFFER HAS PREVIOUSLY BECOME OR BEEN DECLARED UNCONDITIONAL, REVISED OR EXTENDED, ACCEPTANCES OF THE H SHARE OFFER BY HOLDERS OF AMERICAN DEPOSITARY SHARES OF JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED (“JILIN”), EACH REPRESENTING 100 JILIN H SHARES (“JILIN ADSs”), MUST BE RECEIVED BY THE US TENDER AGENT BY NOT LATER THAN 5:00 P.M. (NEW YORK CITY TIME) ON THURSDAY, JANUARY 5, 2006.
      AT THE CONCLUSION OF THE INITIAL OFFER PERIOD (INCLUDING ANY EXTENSION THEREOF), IF ALL CONDITIONS OF THE H SHARE OFFER HAVE BEEN SATISFIED OR, WHERE PERMITTED, WAIVED, THE H SHARE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF 28 CALENDAR DAYS (THE “SUBSEQUENT OFFER PERIOD”).
      In all cases, payment for Jilin H Shares represented by Jilin ADSs tendered and accepted for payment by Purchaser pursuant to the H Share Offer will be made only after timely receipt by the US Tender Agent of (i) American depositary receipts or confirmation of a book-entry transfer of such American depositary receipts into the US Tender Agent’s account at The Depository Trust Company pursuant to the procedures discussed in paragraph 2.3 of Appendix I to the

Composite Document, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in paragraph 2.3 of Appendix I of the Composite Document) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for Jilin ADSs, regardless of any extension of the H Share Offer or any delay in payment for Jilin ADSs.
      Purchaser will be delivering Hong Kong dollars to the US Tender Agent for the Jilin H Shares represented by Jilin ADSs that are purchased by Purchaser. The US Tender Agent will convert said Hong Kong dollars into US dollars on the open spot market on or about the date such Hong Kong dollars are received by the US Tender Agent from the Purchaser. The actual amount of US dollars received will depend upon the relevant exchange rate prevailing on the day funds are converted by the US Tender Agent.
      The H Share Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Jilin ADSs in any jurisdiction in which the making or acceptance of the H Share Offer would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the H Share Offer in any such jurisdiction and extend the H Share Offer to holders of Jilin ADSs in such jurisdiction.
      Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the US Tender Agent and the U.S. Information Agent (as defined in the Composite Document)) in connection with the solicitation of tenders of Jilin ADSs pursuant to the H Share Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.
      Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Jilin ADSs to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal. Hong Kong stamp duty at a rate of HK$1.00 for every HK$1,000 (or part of HK$1,000) of the consideration payable will be deducted from the amount payable to the holders of Jilin H Shares, including holders of Jilin ADSs, who accept the H Share Offer.
      Purchaser will pay any fees charged by The Bank Of New York, as depositary for Jilin ADSs, resulting from the cancellation of the Jilin ADSs in connection with the US Tender Agent’s delivery to Purchaser of Jilin H Shares represented by Jilin ADSs.
      Any inquiries you may have with respect to the H Share Offer should be addressed to the U.S. Information Agent at its respective address and telephone number set forth below.
      Additional copies of the enclosed material may be obtained from the U.S. Information Agent, at the address and telephone number set forth below.

Very truly yours,

Innisfree M&A Incorporated
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, JILIN, THE US INFORMATION AGENT OR THE US TENDER AGENT, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
The U.S. Information Agent for the H Share Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
(877) 717-3898 (toll-free in the U.S. and Canada)
(212) 750-5833 (call collect from all other countries)

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